Exhibit 99.1

Synergy Pharmaceuticals Reports Third Quarter 2013 Financial Results

NEW YORK, November 12, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today reported its financial results and business update for the third quarter ended September 30, 2013.

Recent Developments

•                  On August 5, 2013, Synergy announced the results of its End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) covering its lead guanylate cyclase-C (GC-C) agonist, plecanatide, for the treatment of chronic idiopathic constipation (CIC). At that meeting, agreement was reached with the FDA on design, duration, size and primary and secondary endpoints for the plecanatide pivotal phase 3 program, confirming safety and efficacy in CIC patients. Synergy plans to initiate the first phase 3 trial in the fourth quarter of 2013.

•                  On August 8, 2013, Synergy’s subsidiary, ContraVir Pharmaceuticals, Inc. filed a Form 10 registration statement with the U.S. Securities and Exchange Commission, for a planned spin-off of ContraVir to the Synergy common stock holders.  ContraVir holds the rights to FV-100 , a drug being developed to treat shingles.

•                  On October 31, 2013, Synergy initiated a phase 2 study of SP-333, its second-generation GC-C agonist and once daily oral drug, in patients with Opioid-Induced Constipation.

Financial Update

Synergy’s cash, cash equivalents and available-for-sale securities balance as of September 30, 2013 was $82.1 million, as compared to $32.5 million on December 31, 2012. During the nine months ended September 30, 2013, net cash provided by financing activities was $89.2 million resulting from its controlled equity sales of its common stock and underwritten public offering, as compared to $48.2 million during the nine months ended September 30, 2012.  Net cash used in operating activities during the nine months ended September 30, 2013 and 2012 was $38.7 million and $23.1 million, respectively. Net loss for the nine months ended September 30, 2013 was $42.3 million or $0.51 per share, as compared to a net loss of $27.5 million, or $0.46 per share, for the nine months ended September 30, 2012.

Net loss for the quarter ended September 30, 2013 was $13.5 million or $0.15 per share, as compared to a net loss of $9.9 million, or $0.15 per share, for the quarter ended September 30, 2012.  During the quarter ended September 30, 2013, non-cash expense items, principally the change in fair value of derivative instruments and stock based compensation expense, totaled $1 million, or $0.01 per share, whereas such items in the three months ended September 30, 2012 totaled $0.4 million, or $0.01 per share.

Synergy had approximately 90 million common shares issued and outstanding at September 30, 2013.

About Synergy Pharmaceuticals Inc.

Synergy Pharmaceuticals is a biopharmaceutical company focused on the development of new drugs to treat patients with gastrointestinal (GI) diseases and disorders. Synergy is developing proprietary analogs of uroguanylin, a naturally occurring GI hormone and physiological agonist of the human GC-C receptor. Synergy’s lead GC-C agonist, plecanatide, and second-generation GC-C agonist, SP-333, mimic uroguanylin’s natural functions by activating GC-C receptors in the GI tract, promoting intestinal fluid secretion and other digestive responses.

Plecanatide has been validated in a phase 2b study evaluating safety and efficacy in CIC patients and Synergy plans to initiate the pivotal phase 3 CIC program in the fourth quarter of 2013. Synergy is also developing plecanatide for irritable bowel syndrome with constipation (IBS-C) and plans to announce topline data from its ongoing phase 2b IBS-C trial in the first quarter of 2014.

Synergy’s second GC-C agonist, SP-333, is in clinical development to treat opioid-induced constipation (OIC) and ulcerative colitis (UC). SP-333 has successfully completed phase 1 single and multiple ascending dose studies in healthy volunteers and is currently in a phase 2 clinical trial for OIC. More information is available at www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Condensed Consolidated Balance Sheets ($ in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Cash, cash equivalents and short term available for sale securities	$82,105	$32,502
Prepaid expenses and other current assets	5,244	1,547
Total Current Assets	87,349	34,049
Other Assets	711	3,356
Total Assets	$88,060	$37,405
Liabilities and Stockholders’ Equity
Accounts payable	10,275	5,255
Accrued expenses	2,892	2,060
Total Current Liabilities	13,167	7,315
Derivative financial instruments -warrants	1,050	5,258
Total Liabilities	14,217	12,573
Total Stockholders’ Equity	73,843	24,832
Total Liabilities and Stockholders’ Equity	$88,060	$37,405

Condensed Consolidated Statement of Operations

($ in thousands except share and per share data) (unaudited)	Three Months ended September 30, 2013	Three Months ended September 30, 2012	Nine Months ended September 30, 2013	Nine Months ended September 30, 2012

Revenues	$—	$—	$—	$—
Costs and Expenses:
Research and development	10,782	8,246	34,181	21,210
General and administrative	2,692	1,843	8,773	5,493
Loss from Operations	(13,474)	(10,089)	(42,954)	(26,703)
Other income	—	—	—	256
Interest and investment income	14	63	48	150
Change in fair value of derivative instruments - warrants	(77)	140	633	(1,169)

Net Loss	$(13,537)	$(9,886)	$(42,273)	$(27,466)

Net Loss per common share, basic and diluted	$(0.15)	$(0.15)	$(0.51)	$(0.46)
Weighted Average Common Shares Outstanding	90,182,115	65,806,178	83,548,398	60,194,004

CONTACT:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com